Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries: Katie Brazel for Alimera Sciences 404-317-8361 kbrazel@bellsouth.net	For investor inquiries: Rich Cockrell CG Capital for Alimera Sciences 877-889-1972 investorrelations@cg.capital

Alimera Sciences Announces Expansion of Leadership Team with Appointment of Samer Kaba, MD as Chief Medical Officer

ATLANTA, April 4, 2019 –Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a leader in the commercialization and development of prescription ophthalmic pharmaceuticals, today announced an expansion of its leadership team with the appointment of Samer Kaba, MD as Chief Medical Officer, effective April 4, 2019.
“I am very pleased that Samer will be joining us in this new position as he will bring both a physician’s perspective and medical leadership to generate more data on the uniqueness of ILUVIEN®’s ability to help patients maintain vision longer with fewer injections,” said Rick Eiswirth, President and Chief Executive Officer. “Additionally, his expertise in neuroprotection and neuroinflammation will bring a fresh perspective to our vision of becoming a first-class retina organization.”
Dr. Kaba was appointed Chief Medical Officer, a new position at Alimera Sciences, as of April 3, 2019 and will be a member of the Company’s Executive Management Team. Dr. Kaba will be responsible for directing Alimera’s global medical strategy behind current and future projects. Functions under Dr. Kaba’s oversight will include medical affairs, pharmacovigilance, medical information, quality, clinical operations, and regulatory.
Dr. Kaba is a board-certified neurologist with over 15 years of pharmaceutical industry experience leading diverse teams and global projects. Prior to joining Alimera, Dr. Kaba served as Chief Medical Officer at Cortexyme where he was responsible for formulating and executing regulatory and clinical development strategies. Prior to this he was Global Head of Clinical Development and Medical Affairs at Osmotica Pharmaceuticals where he led the development of new products and supported marketed drugs, and Vice President of Medical Affairs at Medpace where he was instrumental in expanding claims and messaging in the neuroscience therapeutic area.

Prior to joining the pharmaceutical industry, Dr. Kaba held multiple academic positions at the University of Texas MD Anderson Cancer Center, University of Arkansas for Medical Sciences, and Emory University, and maintained a neurology/MS private practice. Dr. Kaba completed his medical degree at Damascus University School of Medicine, and his neurology training at the State University of New York at Buffalo. He also completed fellowship training in Neuro-Ophthalmology and Neuro-Immunology (Multiple Sclerosis) at the State University of New York at Buffalo, and in Neuro-Oncology at the University of Texas M.D. Anderson Cancer Center. Dr. Kaba is board-certified by the American Board of Psychiatry and Neurology.
About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding helping patients maintain vision longer with fewer injections. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018 and Alimera’s Quarterly Report on Form 10-Q for the three months ended December 31, 2018 which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at http://www.sec.gov.

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